Exhibit 10.1

FOURTH AMENDMENT TO

SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Fourth Amendment”) is made as of September 23, 2015 between RED DOOR HOUSING, LLC, a Texas limited liability company (“Seller”) and REVEN HOUSING TEXAS, LLC, a Delaware limited liability company (“Buyer”) with reference to the following recitals:

RECITALS

A. Seller and Buyer entered into that certain Single Family Homes Real Estate Purchase and Sale Agreement dated as of September 26, 2014, pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller, 100 single family homes in the State of Texas, as amended by that certain First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of January 26, 2015, that certain Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of May 11, 2015, and that certain Third Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of August 12, 2015 (as amended, the “Agreement”).

B. Seller and Buyer desire to amend the Agreement in accordance with the terms of this Fourth Amendment.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

2.	Basic Terms. The following shall be added to the end of the Purchase Price section contained in the Basic Terms of the Agreement as follows:

“Purchase Price: The aggregate Purchase Price for the Property shall be subject to adjustment in accordance with the provisions of the Agreement, which, notwithstanding anything stated in this Agreement to the contrary, shall be payable by Buyer to Seller on the (i) Closing Date in an amount equal to the Assigned Home Value (defined below) of the applicable properties, and (ii) any Accelerated Closing Date (defined below) in an amount equal to the Assigned Home Value of the properties listed in the Property Notice (defined below).”

3.	Due Diligence Period. The Due Diligence Period pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Due Diligence Period: Subject to the “Acceleration of the Due Diligence Period and Closing Date” provision in the Basic Terms and Section 7 below, the period commencing on the Effective Date and ending on December 31, 2015.”

4.	Due Diligence Period; Post-Closing Inspection Reports. Section 7(a) of the Agreement is hereby deleted in its entirety and amended to read as follows:

“(a) Subject to the “Acceleration of the Due Diligence Period and Closing Date” provision in the Basic Terms, Buyer shall have a period commencing on the Effective Date and ending at 6:00 PM Pacific Time on December 31, 2015 (the “Due Diligence Period”) to examine, inspect, and investigate the Property and, in Buyer’s sole judgment and discretion, to determine whether Buyer desires to purchase the Property.”

5.	Basic Terms. The following shall be added to the end of the Basic Terms of the Agreement:

“Acceleration of the Due Diligence Period and Closing Date: Upon five (5) business days’ written notice from Buyer to Seller, Buyer may elect to purchase from Seller any or all of the properties listed on Exhibit A attached hereto by delivering written notice (the “Property Notice”) of its election to accelerate the Due Diligence Period and Closing Date on those properties listed in the Property Notice (the “Accelerated Closing” and the date specified in the Property Notice shall be the “Accelerated Closing Date”). For the avoidance of doubt, the terms of the Agreement shall remain in effect for those properties not included in the Property Notice.”

6.	Purchase Price; Deposit; Excluded Properties. The last sentence in Section 5(a)(1) of the Agreement is hereby deleted in its entirety and amended to read as follows:

“At any Accelerated Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the quotient of the Deposit divided by the percentage of the Purchase Price allocated to such Accelerated Closing, and at the Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the remainder of the Deposit that Buyer did not receive a credit against the Purchase Price at the Accelerated Closing. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated after the consummation of any Accelerated Closing, or the Closing fails to occur, for any reason other than Buyer’s failure to complete the acquisition of the Property when it is obligated to do so under the terms of this Agreement, the remainder of the Deposit that Buyer did not receive a credit against the Purchase Price at any Accelerated Closing shall be promptly returned to Buyer.”

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7.	Governing Law. This Fourth Amendment shall be governed by the laws of the State of Texas.

8.	Full Force and Effect. Except as modified by this Fourth Amendment, the Agreement is unchanged, and is hereby ratified and acknowledged by Buyer and Seller to be in full force and effect.

9.	Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronically transmitted counterpart of this Fourth Amendment shall constitute an original for all purposes.

10.	Miscellaneous. This Fourth Amendment, together with the Agreement, sets forth the entire agreement between the parties with respect to the subject matter set forth herein and therein and may not be modified, amended or altered except by subsequent written agreement between the parties. In case of any inconsistency between the provisions of this Fourth Amendment and the Agreement, the provisions of this Fourth Amendment shall govern and control. This Fourth Amendment shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and assigns, if any.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned parties have caused this Fourth Amendment to be duly executed as of the day and year first written above.

SELLER

RED DOOR HOUSING, LLC,
a Texas limited liability company

By:	/s/ Ricky Williams
Ricky Williams, Managing Partner

BUYER

REVEN HOUSING TEXAS, LLC,
a Delaware limited liability company

By:	REVEN HOUSING REIT, INC.,
a Maryland corporation,
its sole member

By:	/s/ Chad Carpenter
Chad Carpenter
Chief Executive Officer

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